Exhibit 99.1

NEWS RELEASE

Date:	January 21, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Signs Agreement to provide HP data and wireless solutions

BROKEN ARROW, Okla.—(BUSINESS WIRE)—XETA Technologies (Nasdaq:XETA), a national leading integrator of advanced cutting-edge communication technologies for the enterprise marketplace, today announced that it has signed an Elite Partner agreement with Hewlett-Packard (HP), (NYSE:HWP), to provide  HP’s ProCurve data and wireless communications solutions.  HP’s Elite Partner program—their highest level of certification—provides select business partners exclusive tools for sales and deployment, expanded training content and delivery options.

“The decision to partner with HP is consistent with our strategy to acquire and further penetrate Fortune 1000 and other large enterprise customers,” said Greg Forrest, XETA’s Chief Executive Officer. “HP is the second largest supplier of data and wireless equipment in the world and will bring new complementary products and services into our existing customer base with limited overlap from our current product lines.”

Paul Comeau, XETA’s Executive Director of Implementation and Engineering, said, “The ProCurve product line from HP expands our footprint in the data and wireless markets with the opportunity to both sell and service HP’s leading-edge data and wireless solutions.”

About XETA Technologies

XETA is a leading integrator of advanced communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premiumPARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 27 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com.  Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

About HP

HP, the world’s largest technology company, provides printing and personal computing products and IT services, software and solutions that simplify the technology experience for consumers and businesses. HP completed its acquisition of EDS on Aug. 26, 2008. More information about HP is available at http://www.hp.com/.

This news release contains forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions), within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: our ability to successfully launch the HP ProCurve offering to our customers.   Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2007 as updated in the Company’s quarterly reports filed during the fiscal year ended October 31, 2008.